INDEX TO EXHIBITS


EXHIBIT NO.                  DESCRIPTION
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  99.1                       Press Release



FOR IMMEDIATE RELEASE
Source: The Hartcourt Companies, Inc.
Los Angeles, Thursday 3 June 2004 at 6 am EST

                                  Press Release
                    Hartcourt Promotes Carrie Hartwick to CEO
        Plans New Strategy to Consolidate Acquisitions and Improve Profit

Los Angeles,  CA, (3 June 2004) -- The Hartcourt  Companies,  Inc. (OTC Bulletin
Board: HRCT) (Frankfurt: 900009), announced today that, effective immediately, its Board of Directors has appointed Ms. Carrie Hartwick as its new CEO, replacing Mr. David Chen. She will also join the board. Mr. Chen will remain as Chairman of the board.

Ms Hartwick said "The Board has approved the plan to slow down the company's acquisition program which will allow the company to absorb its acquisitions and to improve its operating profit." She continued "Instead of pursuing size and revenue growth (from $6 million in Q1 of 2003 to $68 million of revenue in Q1 of 2004), the main focus of Hartcourt during the next 12 months will be perfecting the ERP system and thereby, improving operating efficiency, financial control and most importantly, operating profit."

Ms Hartwick brings to Hartcourt over 18 years of operating experience in finance, tax, audit, legal, business operations and information system management. She has spent the last 8 years in China, mastering the internal control system of large US companies. Previously, she served as Finance Director of Dell China/HK, a fast growth, multi-billion dollar operation. During her distinguished career, she also served as the Finance Director of Gillette China, and held various positions within Johnson & Johnson, including Finance Controller for Johnson & Johnson (Shanghai). Ms Hartwick holds a Bachelor of Accounting degree from Rutgers University.

Mr. Chen said, "Hartcourt's revenue has grown from $6 million in the first quarter of 2003 to $68 million in the first quarter of 2004. To maintain such spectacular growth rate, the company would require a huge financial infusion and managerial talents which would stretch Hartcourt's resources to its limit. In addition, the market has not rewarded our success as expected; therefore, additional acquisitions would only dilute existing shareholders unfairly. In the interest of shareholder equity I proposed that we take a breather on the acquisition program and allow our operating managers the time to focus on the company's productivity. With Ms Hartwick's background and experience, she is obviously the right person to implement this new strategy. We look forward to a great performance under her leadership."

Ms Hartwick said, "Mr. Chen has done an incredible job for Hartcourt. I will do my part to perfect his achievements. Hartcourt's subsidiaries need operational controls, financial disciplines, marketing innovation and modern technology to improve their profitability and market position. The required tasks are tedious, detailed and concentrated. Progress will be measured in small daily increments without major fanfare."

About Hartcourt

The Hartcourt Companies, Inc. is one of China's fastest growing companies in the IT product distribution and retail services sector. Hartcourt reported $67.7 million in revenue and a profit of $57,842 in the first quarter of 2004 compared to revenue of $5.7 million and a loss of $186,916 in the same period in 2003. More about Hartcourt's achievements and operations may be found on its web site, www.hartcourt.com.

Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.


Contact: Ms. Tingting Ni


Tel: 8621 5213 0673   Fax: 8621 5213 0664   Email: ir@hartcourt.com

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